Exhibit 99.1

NEWS RELEASE

Media Contact:	Katie Nieri
Sempra
(877) 340-8875
media@sempra.com

Financial Contact:	Jenell McKay
Sempra
(877) 736-7727
investor@sempra.com
Sempra Reports Second-Quarter 2024 Earnings Results

Oncor reaches settlement in principle on
~$3B System Resiliency Plan

SAN DIEGO, Aug. 6, 2024 -- Sempra (NYSE: SRE) (BMV: SRE) today reported second-quarter 2024 earnings, prepared in accordance with generally accepted accounting principles (GAAP), of $713 million, or $1.12 per diluted share, compared to second-quarter 2023 GAAP earnings of $603 million, or $0.95 per diluted share. On an adjusted basis, the company’s second-quarter 2024 earnings were $567 million, or $0.89 per diluted share, compared to $594 million, or $0.94 per diluted share in second-quarter 2023.

“At Sempra, we are pleased with the strength of our financial performance through the first half of the year,” said Jeffrey W. Martin, chairman and CEO of Sempra. “Our company is well-positioned for continued growth across each of our business platforms, which are benefitting from ongoing electrification, economic development, and demand for safe, reliable and cleaner energy.”

Sempra's GAAP earnings for the first six months of 2024 were $1.514 billion, or $2.38 per diluted share, compared with GAAP earnings of $1.572 billion, or $2.49 per diluted share, in the first six months of 2023. Adjusted earnings for the first six months of 2024 were $1.421 billion, or $2.24 per diluted share, compared to $1.516 billion, or $2.40 per diluted share, in the first six months of 2023.

The reported financial results reflect certain significant items as described on an after-tax basis in the following table of GAAP earnings, reconciled to adjusted earnings, for the second quarter and first six months of 2024 and 2023.

(Dollars and shares in millions, except EPS)	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023

GAAP Earnings	$713	$603	$1,514	$1,572
Equity losses from write-off of rate base disallowances resulting from Public Utility Commission of Texas' final order in Oncor Electric Delivery Company LLC's comprehensive base rate review	—	—	—	44
Impact from foreign currency and inflation on monetary positions in Mexico	(152)	93	(111)	202
Net unrealized losses (gains) on derivatives	6	(102)	18	(319)
Net unrealized losses on contingent interest rate swap related to initial phase of the Port Arthur LNG liquefaction project	—	—	—	17
Adjusted Earnings(1)	$567	$594	$1,421	$1,516

Diluted Weighted-Average Common Shares Outstanding	636	632	636	632
GAAP EPS	$1.12	$0.95	$2.38	$2.49
Adjusted EPS(1)	$0.89	$0.94	$2.24	$2.40

1) See Table A for information regarding non-GAAP financial measures.

Sempra California
The focus at the company’s California utilities remains on connecting people to safe, reliable and cleaner energy through the expansion and modernization of energy networks.

The California Public Utilities Commission continues to review the rate requests of Sempra California’s utilities, which focus on delivering cleaner energy, safely and reliably, in alignment with California’s public policy goals. The final decision is expected before year-end 2024 with rates retroactively effective to Jan. 1 of this year.

In July, San Diego Gas & Electric Co. (SDGE) completed a new Wildfire and Climate Resilience Center, a state-of-the-art facility dedicated to enhancing the company’s capabilities in wildfire and climate resilience. The center is one of the most technologically advanced of its kind in the industry and underscores SDGE’s position as a leader in climate adaptation and resiliency.

Under California's renewable gas procurement standard, known as Senate Bill 1440, the Southern California Gas Co. (SoCalGas) has filed for approval of three renewable natural gas contracts, pending commission review. In July, California celebrated a milestone in its journey to advance a hydrogen economy with the Department of Energy’s Office of Clean Energy Demonstrations awarding its first tranche of hydrogen hub funding to the Alliance of Renewable Clean Hydrogen Energy Systems (ARCHES). The plan for the ARCHES hub includes new SoCalGas infrastructure as part of a network of clean, renewable hydrogen production and distribution with the ultimate goal of helping decarbonize hard-to electrify industries like heavy duty trucking, public transportation and port operations.

Sempra Texas
Yesterday, Oncor Electric Delivery Company LLC (Oncor) successfully reached a settlement in principle regarding the System Resiliency Plan (SRP) originally filed in May. The SRP as filed proposed nearly $3 billion of potential capital investments over a three-year period, and, subject to documentation and approval of the settlement by the Public Utility Commission of Texas, Oncor expects to begin implementing the SRP in the fourth quarter of this year with the related capital being incremental to Oncor’s existing capital program.

Broad expansion and load growth across the service territory of Oncor continues driving new investment opportunities. In addition to building new energy infrastructure to meet demand related to artificial intelligence and data centers, load growth is also coming from a wide range of industries across the state, including new and expanded commercial and industrial facilities, electrification of oil and gas operations, manufacturing and residential.

At the end of second-quarter 2024, Oncor had 814 active generation and large commercial and industrial transmission point-of-interconnection requests in queue, representing a 13% increase as compared to the end of second-quarter 2023 and demonstrating the growing demand for new infrastructure in Oncor’s service territory. Oncor placed into service 25 load-serving substation projects and 175 circuit miles of new or upgraded high-voltage transmission lines in second-quarter 2024, outpacing the 9 load-serving substations and 24 circuit miles placed into service in first-quarter 2024.

Sempra Infrastructure
Strong global demand for cleaner and more secure energy continues to support Sempra Infrastructure’s development activities across its liquefied natural gas (LNG), energy networks and low carbon solutions business lines.

Port Arthur LNG Phase 1 is under construction while the proposed Phase 2 expansion project is making steady progress. In June, Sempra Infrastructure and a subsidiary of Aramco signed a non-binding heads of agreement contemplating the purchase of 5 million tonnes per annum of LNG and a 25% equity investment in Phase 2, highlighting continued strong interest in the competitive positioning of the company’s LNG development projects. Moreover, in July, Sempra Infrastructure took another positive step forward in support of Port Arthur LNG Phase 2 by entering into a fixed-price engineering, procurement and construction contract with Bechtel Energy. The referenced contract with Bechtel provides the opportunity for a continuous construction process from Phase 1 to Phase 2, contributing to the operational benefits and attractive economics of the brownfield expansion.

Construction at Energía Costa Azul LNG Phase 1 is approximately 85% complete but in recent months has experienced labor and productivity challenges. Mechanical completion and first LNG are expected to occur in 2025, with timing of commercial operations under the sales and purchase agreements targeted for spring 2026.

Earnings Guidance
Sempra is updating its full-year 2024 GAAP earnings-per-common share (EPS) guidance range to $4.74 to $5.04 reflecting actual results through the second quarter, affirming its full-year 2024 adjusted EPS guidance range of $4.60 to $4.90 and affirming its full-year 2025 EPS guidance range of $4.90 to $5.25. The company is also affirming its projected long-term EPS growth rate of approximately 6% to 8%.

Non-GAAP Financial Measures
Non-GAAP financial measures include Sempra’s adjusted earnings, adjusted EPS and adjusted EPS guidance range. See Table A for additional information regarding these non-GAAP financial measures.

Internet Broadcast
Sempra will broadcast a live discussion of its earnings results over the internet today at 12 p.m. ET with the company’s senior management. Access is available by logging onto the Investors section of the company’s website, sempra.com/investors. The webcast will be available on replay a few hours after its conclusion at sempra.com/investors.

About Sempra
Sempra (NYSE: SRE) is a leading North American energy infrastructure company focused on delivering energy to nearly 40 million consumers. As owner of one of the largest energy networks on the continent, Sempra is electrifying and improving the energy resilience of some of the world's most significant economic markets, including California, Texas, Mexico and global energy markets. The company is recognized as a leader in sustainable business practices and for its high-performance culture focused on safety and operational excellence, as demonstrated by Sempra's inclusion in the Dow Jones Sustainability Index North America and in The Wall Street Journal's Best Managed Companies. More information about Sempra is available at sempra.com and on social media @Sempra.

###

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on assumptions about the future, involve risks and uncertainties, and are not guarantees. Future results may differ materially from those expressed or implied in any forward-looking statement. These forward-looking statements represent our estimates and assumptions only as of the date of this press release. We assume no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise.

In this press release, forward-looking statements can be identified by words such as “believe,” “expect,” “intend,” “anticipate,” “contemplate,” “plan,” “estimate,” “project,” “forecast,” “envision,” “should,” “could,” “would,” “will,” “confident,” “may,” “can,” “potential,” “possible,” “proposed,” “in process,” “construct,” “develop,” “opportunity,” “preliminary,” “initiative,” “target,” “outlook,” “optimistic,” “poised,” “positioned,” “maintain,” “continue,” “progress,” “advance,” “goal,” “aim,” “commit,” or similar expressions, or when we discuss our guidance, priorities, strategy, goals, vision, mission, opportunities, projections, intentions or expectations.

Factors, among others, that could cause actual results and events to differ materially from those expressed or implied in any forward-looking statement include: California wildfires, including potential liability for damages regardless of fault and any inability to recover all or a substantial portion of costs from insurance, the wildfire fund established by California Assembly Bill 1054, rates from customers or a combination thereof; decisions, investigations, inquiries, regulations, denials or revocations of permits, consents, approvals or other authorizations, renewals of franchises, and other actions, including the failure to honor contracts and commitments, by the (i) California Public Utilities Commission (CPUC), Comisión Reguladora de Energía, U.S. Department of Energy, U.S. Federal Energy Regulatory Commission, U.S. Internal Revenue Service, Public Utility Commission of Texas and other regulatory bodies and (ii) U.S., Mexico and states, counties, cities and other jurisdictions therein and in other countries where we do business; the success of business development efforts, construction projects, acquisitions, divestitures, and other significant transactions, including risks related to (i) being able to make a final investment decision, (ii) completing construction projects or other transactions on schedule and budget, (iii) realizing anticipated benefits from any of these efforts if completed, (iv) obtaining third-party consents and approvals and (v) third parties honoring their contracts and commitments; macroeconomic trends or other factors that could change our capital expenditure plans and their potential impact on rate base or other growth; litigation, arbitration, property disputes and other proceedings, and changes (i) to laws and regulations, including those related to tax and trade policy and the energy industry in Mexico and (ii) due to the results of elections; cybersecurity threats, including by state and state-sponsored actors, of ransomware or other attacks on our systems or the systems of third parties with which we conduct business, including the energy grid or other energy infrastructure; the availability, uses, sufficiency, and cost of capital resources and our ability to borrow money or otherwise raise capital on favorable terms and meet our obligations, including due to (i) actions by credit rating agencies to downgrade our credit ratings or place those ratings on negative outlook, (ii) instability in the capital markets, or (iii) rising interest rates and inflation; the impact on affordability of San Diego Gas & Electric Company’s (SDG&E) and Southern California Gas Company’s (SoCalGas) customer rates and their cost of capital and on SDG&E’s, SoCalGas’ and Sempra Infrastructure’s ability to pass through higher costs to customers due to (i) volatility in inflation, interest rates and commodity prices, (ii) with respect to SDG&E’s and SoCalGas’ businesses, the cost of meeting the demand for lower carbon and reliable energy in California, and (iii) with respect to Sempra Infrastructure’s business, volatility in foreign currency exchange rates; the impact of climate policies, laws, rules, regulations, trends and required disclosures, including actions to reduce or eliminate reliance on natural gas, increased uncertainty in the political or regulatory environment for California natural gas distribution companies, the risk of nonrecovery for stranded assets, and uncertainty related to emerging technologies; weather, natural disasters, pandemics, accidents, equipment failures, explosions, terrorism, information system outages or other events, such as work stoppages, that disrupt our operations, damage our facilities or systems, cause the release of harmful materials or fires or subject us to liability for damages, fines and penalties, some of which may not be recoverable through regulatory mechanisms or insurance or may impact our ability to obtain satisfactory levels of affordable insurance; the availability of electric power, natural gas and natural gas storage capacity, including disruptions caused by failures in the transmission grid, pipeline system or limitations on the withdrawal of natural gas from storage facilities; Oncor Electric Delivery Company LLC’s (Oncor) ability to reduce or eliminate its quarterly dividends due to regulatory and governance requirements and commitments, including by actions of Oncor’s independent directors or a minority member director; and other uncertainties, some of which are difficult to predict and beyond our control.

These risks and uncertainties are further discussed in the reports that Sempra has filed with the U.S. Securities and Exchange Commission (SEC). These reports are available through the EDGAR system free-of-charge on the SEC's website, www.sec.gov, and on Sempra’s website, www.sempra.com. Investors should not rely unduly on any forward-looking statements.

Sempra Infrastructure, Sempra Infrastructure Partners, Sempra Texas, Sempra Texas Utilities, Oncor and Infraestructura Energética Nova, S.A.P.I. de C.V. (IEnova) are not the same companies as the California utilities, SDG&E or SoCalGas, and Sempra Infrastructure, Sempra Infrastructure Partners, Sempra Texas, Sempra Texas Utilities, Oncor and IEnova are not regulated by the CPUC.

None of the website references in this press release are active hyperlinks, and the information contained on, or that can be accessed through, any such website is not, and shall not be deemed to be, part of this document.

SEMPRA
Table A

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in millions, except per share amounts; shares in thousands)
	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023

REVENUES
Utilities:
Natural gas	$1,494	$1,660	$3,603	$6,072
Electric	1,144	1,054	2,200	2,081
Energy-related businesses	373	621	848	1,742
Total revenues	3,011	3,335	6,651	9,895

EXPENSES AND OTHER INCOME
Utilities:
Cost of natural gas	(137)	(311)	(691)	(2,994)
Cost of electric fuel and purchased power	(156)	(88)	(245)	(202)
Energy-related businesses cost of sales	(54)	(81)	(163)	(274)
Operation and maintenance	(1,333)	(1,366)	(2,545)	(2,575)
Depreciation and amortization	(603)	(549)	(1,197)	(1,088)
Franchise fees and other taxes	(156)	(148)	(340)	(340)
Other income, net	30	31	129	72
Interest income	17	17	30	41
Interest expense	(311)	(317)	(616)	(683)
Income before income taxes and equity earnings	308	523	1,013	1,852
Income tax benefit (expense)	130	(175)	(42)	(551)
Equity earnings	433	388	781	607
Net income	871	736	1,752	1,908
Earnings attributable to noncontrolling interests	(146)	(121)	(215)	(313)
Preferred dividends	(11)	(11)	(22)	(22)
Preferred dividends of subsidiary	(1)	(1)	(1)	(1)
Earnings attributable to common shares	$713	$603	$1,514	$1,572

Basic earnings per common share (EPS):
Earnings	$1.13	$0.96	$2.39	$2.50
Weighted-average common shares outstanding	633,450	630,014	633,135	629,926

Diluted EPS:
Earnings	$1.12	$0.95	$2.38	$2.49
Weighted-average common shares outstanding	636,279	632,121	635,817	632,185

SEMPRA
Table A (Continued)

RECONCILIATION OF SEMPRA ADJUSTED EARNINGS TO SEMPRA GAAP EARNINGS
Sempra Adjusted Earnings and Adjusted EPS exclude items (after the effects of income taxes and, if applicable, noncontrolling interests (NCI)) in 2024 and 2023 as follows:

Three months ended June 30, 2024:
▪$152 million impact from foreign currency and inflation on our monetary positions in Mexico
▪$(6) million net unrealized losses on commodity derivatives

Three months ended June 30, 2023:
▪$(93) million impact from foreign currency and inflation on our monetary positions in Mexico
▪$102 million net unrealized gains on commodity derivatives

Six months ended June 30, 2024:
▪$111 million impact from foreign currency and inflation on our monetary positions in Mexico
▪$(18) million net unrealized losses on commodity derivatives

Six months ended June 30, 2023:
▪$(44) million equity losses from investment in Oncor Electric Delivery Holdings Company LLC (Oncor Holdings) related to a write-off of rate base disallowances resulting from the Public Utility Commission of Texas' (PUCT) final order in Oncor Electric Delivery Company LLC's (Oncor) comprehensive base rate review
▪$(202) million impact from foreign currency and inflation on our monetary positions in Mexico
▪$319 million net unrealized gains on commodity derivatives
▪$(17) million net unrealized losses on a contingent interest rate swap related to the initial phase of the Port Arthur LNG liquefaction project (PA LNG Phase 1 project)

Sempra Adjusted Earnings and Adjusted EPS are non-GAAP financial measures (GAAP represents generally accepted accounting principles in the United States of America). These non-GAAP financial measures exclude significant items that are generally not related to our ongoing business activities and/or are infrequent in nature. These non-GAAP financial measures also exclude the impact from foreign currency and inflation on our monetary positions in Mexico and net unrealized gains and losses on commodity derivatives, which we expect to occur in future periods, and which can vary significantly from one period to the next. Exclusion of these items is useful to management and investors because it provides a meaningful comparison of the performance of Sempra’s business operations to prior and future periods. Non-GAAP financial measures are supplementary information that should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. The table below reconciles for historical periods these non-GAAP financial measures to Sempra GAAP Earnings and GAAP EPS, which we consider to be the most directly comparable financial measures calculated in accordance with GAAP.

SEMPRA
Table A (Continued)

RECONCILIATION OF ADJUSTED EARNINGS TO GAAP EARNINGS AND ADJUSTED EPS TO GAAP EPS
(Dollars in millions, except per share amounts; shares in thousands)
	Pretax amount	Income tax benefit(1)	Non-controlling interests	Earnings	Diluted EPS	Pretax amount	Income tax expense (benefit)(1)	Non-controlling interests	Earnings	Diluted EPS
	Three months ended June 30, 2024					Three months ended June 30, 2023

Sempra GAAP Earnings and GAAP EPS				$713	$1.12				$603	$0.95
Excluded items:
Impact from foreign currency and inflation on monetary positions in Mexico	$(37)	$(186)	$71	(152)	(0.24)	$18	$117	$(42)	93	0.15
Net unrealized losses (gains) on commodity derivatives	12	(2)	(4)	6	0.01	(200)	41	57	(102)	(0.16)
Sempra Adjusted Earnings and Adjusted EPS				$567	$0.89				$594	$0.94

Weighted-average common shares outstanding, diluted					636,279					632,121

	Six months ended June 30, 2024					Six months ended June 30, 2023

Sempra GAAP Earnings and GAAP EPS				$1,514	$2.38				$1,572	$2.49
Excluded items:
Equity losses from write-off of rate base disallowances resulting from PUCT's final order in Oncor's comprehensive base rate review	$—	$—	$—	—	—	$—	$—	$—	44	0.07
Impact from foreign currency and inflation on monetary positions in Mexico	(30)	(133)	52	(111)	(0.17)	43	252	(93)	202	0.32
Net unrealized losses (gains) on commodity derivatives	35	(5)	(12)	18	0.03	(628)	126	183	(319)	(0.51)
Net unrealized losses on contingent interest rate swap related to PA LNG Phase 1 project	—	—	—	—	—	33	(6)	(10)	17	0.03
Sempra Adjusted Earnings and Adjusted EPS				$1,421	$2.24				$1,516	$2.40

Weighted-average common shares outstanding, diluted					635,817					632,185
(1)    Income taxes on pretax amounts were primarily calculated based on applicable statutory tax rates. We record equity losses from our investment in Oncor Holdings net of income tax.

SEMPRA
Table A (Continued)

RECONCILIATION OF SEMPRA 2024 ADJUSTED EPS GUIDANCE RANGE TO SEMPRA 2024 GAAP EPS GUIDANCE RANGE
Sempra 2024 Adjusted EPS Guidance Range of $4.60 to $4.90 excludes items (after the effects of income taxes and, if applicable, NCI) as follows:

▪$111 million impact from foreign currency and inflation on our monetary positions in Mexico
▪$(18) million net unrealized losses on commodity derivatives

Sempra 2024 Adjusted EPS Guidance is a non-GAAP financial measure. This non-GAAP financial measure excludes significant items that are generally not related to our ongoing business activities and/or infrequent in nature. This non-GAAP financial measure also excludes the impact from foreign currency and inflation on our monetary positions in Mexico and net unrealized gains and losses on commodity derivatives for the six months ended June 30, 2024, which we expect to occur in future periods, and which can vary significantly from one period to the next. Exclusion of these items is useful to management and investors because it provides a meaningful comparison of the performance of Sempra's business operations to prior and future periods. Sempra 2024 Adjusted EPS Guidance Range should not be considered an alternative to Sempra 2024 GAAP EPS Guidance Range. Non-GAAP financial measures are supplementary information that should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. The table below reconciles Sempra 2024 Adjusted EPS Guidance Range to Sempra 2024 GAAP EPS Guidance Range, which we consider to be the most directly comparable financial measure calculated in accordance with GAAP.

RECONCILIATION OF ADJUSTED EPS GUIDANCE RANGE TO GAAP EPS GUIDANCE RANGE

	Full-Year 2024
Sempra GAAP EPS Guidance Range	$4.74	to	$5.04
Excluded items:
Impact from foreign currency and inflation on monetary positions in Mexico	(0.17)		(0.17)
Net unrealized losses on commodity derivatives	0.03		0.03
Sempra Adjusted EPS Guidance Range	$4.60	to	$4.90
Weighted-average common shares outstanding, diluted (millions)			637

SEMPRA
Table B

CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)
	June 30, 2024	December 31, 2023(1)

ASSETS
Current assets:
Cash and cash equivalents	$228	$236
Restricted cash	16	49
Accounts receivable – trade, net	1,552	2,151
Accounts receivable – other, net	441	561
Due from unconsolidated affiliates	7	31
Income taxes receivable	95	94
Inventories	467	482
Prepaid expenses	173	273
Regulatory assets	55	226
Fixed-price contracts and other derivatives	129	122
Greenhouse gas allowances	1,176	1,189
Other current assets	39	56
Total current assets	4,378	5,470

Other assets:
Restricted cash	107	104
Regulatory assets	4,011	3,771
Greenhouse gas allowances	769	301
Nuclear decommissioning trusts	882	872
Dedicated assets in support of certain benefit plans	547	549
Deferred income taxes	134	129
Right-of-use assets – operating leases	711	723
Investment in Oncor Holdings	14,809	14,266
Other investments	2,405	2,244
Goodwill	1,602	1,602
Other intangible assets	305	318
Wildfire fund	272	269
Other long-term assets	1,857	1,603
Total other assets	28,411	26,751
Property, plant and equipment, net	57,684	54,960
Total assets	$90,473	$87,181
(1)    Derived from audited financial statements.

SEMPRA
Table B (Continued)

CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)
	June 30, 2024	December 31, 2023(1)

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$2,197	$2,342
Accounts payable – trade	1,753	2,211
Accounts payable – other	257	224
Due to unconsolidated affiliates	3	5
Dividends and interest payable	738	691
Accrued compensation and benefits	378	526
Regulatory liabilities	125	553
Current portion of long-term debt and finance leases	1,711	975
Greenhouse gas obligations	1,176	1,189
Other current liabilities	1,202	1,374
Total current liabilities	9,540	10,090

Long-term debt and finance leases	28,966	27,759

Deferred credits and other liabilities:
Due to unconsolidated affiliates	302	307
Regulatory liabilities	3,959	3,739
Greenhouse gas obligations	334	—
Pension and other postretirement benefit plan obligations, net of plan assets	405	407
Deferred income taxes	5,486	5,254
Asset retirement obligations	3,689	3,642
Deferred credits and other	2,373	2,329
Total deferred credits and other liabilities	16,548	15,678
Equity:
Sempra shareholders’ equity	29,479	28,675
Preferred stock of subsidiary	20	20
Other noncontrolling interests	5,920	4,959
Total equity	35,419	33,654
Total liabilities and equity	$90,473	$87,181
(1)     Derived from audited financial statements.

SEMPRA
Table C

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in millions)
	Six months ended June 30,
	2024	2023

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,752	$1,908
Adjustments to reconcile net income to net cash provided by operating activities	540	467
Net change in working capital components	(99)	1,474
Distributions from investments	405	402
Changes in other noncurrent assets and liabilities, net	(78)	(514)
Net cash provided by operating activities	2,520	3,737

CASH FLOWS FROM INVESTING ACTIVITIES
Expenditures for property, plant and equipment	(3,830)	(4,282)
Expenditures for investments	(387)	(184)
Purchases of nuclear decommissioning and other trust assets	(401)	(322)
Proceeds from sales of nuclear decommissioning and other trust assets	442	356
Other	8	11
Net cash used in investing activities	(4,168)	(4,421)

CASH FLOWS FROM FINANCING ACTIVITIES
Common dividends paid	(741)	(734)
Preferred dividends paid	(22)	(22)
Issuances of common stock	18	—
Repurchases of common stock	(40)	(31)
Issuances of debt (maturities greater than 90 days)	3,812	5,614
Payments on debt (maturities greater than 90 days) and finance leases	(1,197)	(3,392)
Decrease in short-term debt, net	(817)	(388)
Advances from unconsolidated affiliates	45	14
Proceeds from sale of noncontrolling interests	—	265
Distributions to noncontrolling interests	(203)	(252)
Contributions from noncontrolling interests	786	543
Settlement of cross-currency swaps	—	(99)
Other	(23)	(61)
Net cash provided by financing activities	1,618	1,457

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(8)	7

(Decrease) increase in cash, cash equivalents and restricted cash	(38)	780
Cash, cash equivalents and restricted cash, January 1	389	462
Cash, cash equivalents and restricted cash, June 30	$351	$1,242

SEMPRA
Table D

SEGMENT EARNINGS (LOSSES) AND CAPITAL EXPENDITURES AND INVESTMENTS
(Dollars in millions)
	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023

Earnings (Losses) Attributable to Common Shares
Sempra California	$316	$339	$898	$957
Sempra Texas Utilities	202	160	385	243
Sempra Infrastructure	291	208	422	523
Parent and other	(96)	(104)	(191)	(151)
Total	$713	$603	$1,514	$1,572

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023

Capital Expenditures and Investments
Sempra California	$1,069	$1,118	$2,212	$2,200
Sempra Texas Utilities	192	93	385	178
Sempra Infrastructure	829	1,340	1,619	2,084
Parent and other	1	—	1	4
Total	$2,091	$2,551	$4,217	$4,466

SEMPRA
Table E

OTHER OPERATING STATISTICS

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023

UTILITIES
Sempra California
Gas sales (Bcf)(1)	78	80	200	225
Transportation (Bcf)(1)	120	124	262	273
Total deliveries (Bcf)(1)	198	204	462	498

Total gas customer meters (thousands)			7,098	7,056

Electric sales (millions of kWhs)(1)	661	974	1,596	2,570
Community Choice Aggregation and Direct Access (millions of kWhs)	2,892	2,797	6,061	5,529
Total deliveries (millions of kWhs)(1)	3,553	3,771	7,657	8,099

Total electric customer meters (thousands)			1,525	1,511

Oncor(2)
Total deliveries (millions of kWhs)	40,343	38,056	77,656	72,835
Total electric customer meters (thousands)			4,008	3,933

Ecogas México, S. de R.L. de C.V.
Natural gas sales (Bcf)	1	1	2	2
Natural gas customer meters (thousands)			160	154

ENERGY-RELATED BUSINESSES
Sempra Infrastructure
Termoeléctrica de Mexicali (millions of kWhs)	650	348	1,630	917
Wind and solar (millions of kWhs)(1)	888	886	1,607	1,698
(1)     Includes intercompany sales.
(2)     Includes 100% of the electric deliveries and customer meters of Oncor, in which we hold an indirect 80.25% interest through our investment in Oncor Holdings.